EXHIBIT 99.1

Monday, January 27, 2020

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation Announces

Appointment of New Board Member

West Point, Va., January 27, 2020 – C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, announced today that its Board of Directors has appointed George R. Sisson III to serve as a director of the Corporation effective February 18, 2020.  Mr. Sisson will also serve as a director of the Bank.  Mr. Sisson was a director of Peoples Bankshares, Incorporated and Peoples Community Bank from 1987 until they were acquired this month by C&F, and served as chairman of the board of directors beginning in 2005.  He also owned and operated Peoples Insurance Agency of Montross, which serves the Northern Neck region of Virginia, from 1976 to 2019, and has been active in various community organizations in the Northern Neck.  Mr. Sisson holds a degree in business management from Virginia Tech.

“We are proud to announce the addition of George to our board of directors,” stated Tom Cherry, President and Chief Executive Officer of the Corporation.  “His knowledge of banking and the communities of the Northern Neck will assist us as we integrate the business and customers of Peoples Community Bank into C&F.  We are very fortunate to have George as a member of the Board.”

About C&F Financial Corporation

C&F Bank operates 30 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc.  C&F Mortgage Corporation, and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio,  Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.